UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 28, 2012

HALOZYME THERAPEUTICS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32335	88-0488686
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11388 Sorrento Valley Road, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-794-8889

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2012, Halozyme Therapeutics, Inc., a Delaware corporation (the "Company") and its subsidiary, Halozyme, Inc., a California corporation, entered into a Loan and Security Agreement (the "Loan Agreement") with Oxford Finance LLC, a Delaware limited liability company, and Silicon Valley Bank, a California corporation, providing for a $30 million secured single-draw term loan facility with a maturity date of December 1, 2016. The term loan was fully drawn at close and the proceeds are to be used for working capital and general business requirements. The term loan facility is secured by substantially all of the assets of the Company and Halozyme, Inc., except that the collateral does not include any equity interests in Halozyme, Inc., any intellectual property (including all licensing, collaboration and similar agreements relating thereto), and certain other excluded assets. The term loan repayment schedule provides for interest only payments for the first year, followed by consecutive equal monthly payments of principal and interest in arrears starting in January 2014 and continuing through the maturity date. The Loan Agreement provides for a 7.55% interest rate on the term loans, a 1% facility fee that was paid at closing and a final payment equal to 8.5% of the initial principal amount of the term loans, which is due when the term loans become due or upon the prepayment of the facility.

The Loan Agreement contains customary representations, warranties and covenants by the Company, as well as customary events of default and indemnification obligations of the Company. The foregoing description is only a summary of certain provisions of the Loan Agreement and is qualified in its entirety by the terms of the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALOZYME THERAPEUTICS, INC.

January 4, 2013	By:	Jean Liu

Name: Jean Liu
Title: Vice President, General Counsel and Secretary